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                                                                    EXHIBIT 6.1


April 30, 1999


Mr. Ron Doornink
25 Oakbrook
Coto de Caza, California  92679

    Re:  Your Employment Agreement with Activision, Inc.
         dated October 19, 1998 (the "Employment Agreement")
         ---------------------------------------------------

Dear Ron:

This letter confirms our agreement to amend the terms of the Employment Agreement in accordance with the provisions set forth below. Capitalized terms not defined in this letter shall have the meanings ascribed to them in the Employment Agreement.

The specific amendments to the Employment Agreement are as follows:

     1. Paragraph 1 of the Employment Agreement is deleted in its entirety and is replaced with the following:

         "1.  TERM

              (a) The initial term of your employment under this agreement shall commence on October 27, 1998 and expire on March 31, 2001, unless earlier terminated as provided below (the "initial period").

              (b) Employer shall have the irrevocable option to extend the term of this agreement beyond the initial period for one
                   (1) additional successive two (2) year period.

              (c) The option granted to Employer in Paragraph 1(b) of this agreement may be exercised by Employer by written notice given to you at least ninety (90) days prior to the expiration of the initial period."

     2. Paragraph 2(a) of the Employment Agreement is deleted in its entirety and is replaced with the following:

              "(a) In full consideration for all rights and services provided by you under this agreement, you shall receive a base salary at the annual rate of $280,000 during the portion of the initial period commencing on October 27, 1998 and ending on March 31, 1999. You also shall receive an annual base salary of $315,000 during the portion of the initial period commencing on April 1, 1999 and ending on March 31, 2000, and an annual base salary of $346,500 during the portion of the initial period commencing on April 1, 2000 and ending on March 31, 2001. If Employer exercises its option pursuant to Paragraph 1(b), then you shall receive an annual base salary of $381,150 during the first year of the option period and an annual base salary of $419,265 during the second year of the option period."

     3. The word "60%" in the second line of Paragraph 2(d) of the Employment Agreement is deleted and is replaced with the word "75%."

     4. The third sentence of Paragraph 2(e) of the Employment Agreement is deleted in its entirety and is replaced with the following:

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              "The options will vest as follows:  25,000 of such options will be immediately vested and exercisable; 83,334 of such options will vest on October 27, 1999; 58,333 of such options will vest on October 27, 2000; and 33,333 of such options will vest on October 27, 2001."

     5. Paragraph 2(f) of the Employment Agreement is amended by adding the following provisions to the end of the sentence currently constituting such Paragraph:

              "Without limiting the generality of the foregoing, you are also being granted, under Employer's 1999 Incentive Plan, options to purchase 250,000 shares of Employer's common stock. The options will be issued on April 30, 1999 and will have an exercise price of $10.56 per share. The options will vest as follows: 62,500 of such options will vest on March 31, 2000; 62,500 of such options will vest on March 31, 2001; 62,500 of such options will vest on March 31, 2002; and 62,500 of such options will vest on March 31, 2003. The foregoing options will be governed in all other respects by Employer's 1999 Incentive Plan."

     6. Paragraph 8 of the Employment Agreement is amended by adding the following sentence to the end of such Paragraph:

              "In connection with the foregoing, you hereby agree to permanently relocate to the West Los Angeles area by no later than July 1, 2000."

Except as specifically set forth above, the Employment Agreement shall remain unmodified and in full force and effect.

If the foregoing accurately reflects your understanding of the provisions of your Employment Agreement that are being amended pursuant to this letter, please so indicate by signing in the space provided below.

Very truly yours,


Brian Kelly
Co-Chairman


ACCEPTED AND AGREED TO:



______________________________
Ron Doornink





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